Exhibit 99.1

NEWS RELEASE

Contacts:
Chuck Grothaus	Jeff Warren
Public Relations	Investor Relations
763-505-2614	763-505-2696
FOR IMMEDIATE RELEASE
MEDTRONIC ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES
MINNEAPOLIS — March 11, 2010 — Medtronic, Inc. (NYSE:MDT) today announced a registered offering of $1.25 billion of its 3.0 percent Senior Notes due 2015, $1.25 billion of its 4.45 percent Senior Notes due 2020 and $500 million of its 5.55 percent Senior Notes due 2040 (collectively, the “Notes”). Medtronic intends to use the net proceeds for working capital and general corporate purposes, which may include the repayment of its indebtedness.
The Notes will be senior unsecured and unsubordinated obligations of Medtronic and will rank equally with all of Medtronic’s existing and future senior unsecured debt and senior to all of Medtronic’s subordinated debt.
This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Medtronic filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Medtronic Inc. at 710 Medtronic Pkwy NE LC-480, Minneapolis, MN 55432, Attn: Investor Relations Department, (763) 505-2692.

About Medtronic
Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health and extending life for people with chronic disease.
This press release contains forward-looking statements regarding our intended use of proceeds and anticipated use of our shelf registration statement, which are subject to risks and uncertainties, such as our ability to market and sell the Notes, our continued eligibility to use the shelf registration statement, general economic conditions and other risks and uncertainties described in Medtronic’s filings with the Securities and Exchange Commission. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.
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